Exhibit 99.1

GAP INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

•	Full Year Earnings Per Share of $2.74, Representing an 18 Percent Increase over Last Year’s 49 Percent Growth

•	Fiscal Year 2013 Net Sales Grew to $16.15 Billion; Up 5 Percent on a Constant Currency Basis

•	Comparable Sales Up 2 Percent for Fiscal Year 2013

•	Expanded Full Year Fiscal 2013 Operating Margin by 90 Basis Points to 13.3 Percent

•	Distributed $1.30 Billion to Shareholders in Fiscal Year 2013 through Share Repurchases and Dividends

SAN FRANCISCO - February 27, 2014 - Gap Inc. (NYSE: GPS) today reported fourth quarter and fiscal year 2013 results and provided guidance for fiscal year 2014. Delivering another consecutive year of double-digit earnings per share growth, the company increased earnings per share 18 percent to $2.74 on a diluted basis for the 52 weeks ended February 1, 2014 compared with $2.33 for the 53 weeks ended February 2, 2013.

“We are pleased to deliver another year of profitable growth for our shareholders,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Engaging customers across our multi-channel portfolio of brands positions us well on our path to winning in the global marketplace.”

Additional Financial and Business Highlights

•	Demonstrating the company’s focus on creating a competitive advantage through innovative omni-channel capabilities, online net sales increased 21 percent to $2.26 billion for fiscal year 2013.

•
In fiscal year 2013, the company expanded its Gap store base in mainland China, opening 34 stores, for a total of 81 stores, inclusive of Gap outlet stores. The brand expects to open about 30 additional Gap stores in China during fiscal year 2014.

•
Continuing to grow its Old Navy brand globally, the company expects in fiscal year 2014 to debut Old Navy in China with about 5 stores and begin franchising Old Navy stores internationally, starting with the Philippines this March. In addition, Old Navy expanded its presence in Japan by opening 17 stores during fiscal year 2013 and plans to open about 25 new stores in Japan during fiscal year 2014.

•
Building on its success at the intersection of fashion and fitness, the company’s Athleta brand ended fiscal year 2013 with 65 Athleta stores and expects to open about 30 additional U.S. stores during fiscal year 2014.

•
The company continued to grow its Franchise business during fiscal year 2013 with 72 new stores, now totaling 375 stores in over 40 global markets. In fiscal year 2014, the company expects its franchise partners to open about 75 additional stores across Gap, Banana Republic and Old Navy.

Fourth Quarter Results

Net sales for the 13 weeks ended February 1, 2014 were $4.58 billion, compared with $4.73 billion for the 14 weeks ended February 2, 2013. The company’s fourth quarter comparable sales were up 1 percent compared with a 5 percent increase in the fourth quarter last year.

Net income for the 13 weeks ended February 1, 2014 was $307 million, or $0.68 per share on a diluted basis. This compares with net income of $351 million, or $0.73 per share on a diluted basis, for the 14 weeks ended February 2, 2013.

The company noted that fiscal year 2013 had 52 weeks compared with 53 weeks in fiscal year 2012. As a result, net sales for the fourth quarter and fiscal year 2013 were negatively impacted by the loss of the 53rd week. In addition, comparable sales for the fourth quarter and fiscal year 2013, respectively, are compared to the 13-week and 52-week periods ended February 2, 2013.

Fiscal Year 2013 Results

Net sales increased 5 percent on a constant currency basis for fiscal year 2013. In calculating net sales growth on a constant currency basis, current year foreign exchange rates are applied to both current year and prior year net sales. This is done to enhance the visibility of underlying business trends, excluding the impact of foreign currency exchange rate fluctuations.

Reported net sales increased $497 million to $16.15 billion for the 2013 fiscal year compared with net sales of $15.65 billion for the 2012 fiscal year. The company’s comparable sales for fiscal year 2013 increased 2 percent compared with a 5 percent increase last year.

Net income for the 52 weeks ended February 1, 2014 was $1.28 billion, or $2.74 per share on a diluted basis. This compares with net income of $1.14 billion, or $2.33 per share on a diluted basis, for the 53 weeks ended February 2, 2013.

Comparable sales by global brand for the 2013 fiscal year were as follows:

•	Gap Global: positive 3 percent versus positive 3 percent last year

•	Banana Republic Global: negative 1 percent versus positive 5 percent last year

•	Old Navy Global: positive 2 percent versus positive 6 percent last year

Fourth Quarter and Fiscal Year 2013 Net Sales Results

The following tables detail the company’s fourth quarter and fiscal year net sales:

($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
13 Weeks Ended February 1, 2014
U.S. (1)	$1,050	$1,577	$683	$196	$3,506	77%
Canada	111	136	71	1	319	7%
Europe	242	—	21	—	263	6%
Asia	363	28	43	—	434	9%
Other regions	45	—	8	—	53	1%
Total	$1,811	$1,741	$826	$197	$4,575	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
14 Weeks Ended February 2, 2013
U.S. (1)	$1,127	$1,674	$728	$117	$3,646	77%
Canada	119	147	77	—	343	7%
Europe	245	—	24	—	269	6%
Asia	369	4	49	—	422	9%
Other regions	40	—	5	—	45	1%
Total	$1,900	$1,825	$883	$117	$4,725	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
52 Weeks Ended February 1, 2014
U.S. (1)	$3,800	$5,698	$2,365	$668	$12,531	78%
Canada	404	482	238	4	1,128	7%
Europe	809	—	82	—	891	5%
Asia	1,165	77	155	—	1,397	9%
Other regions	173	—	28	—	201	1%
Total	$6,351	$6,257	$2,868	$672	$16,148	100%
($ in millions)	Gap Global	Old Navy Global	Banana Republic Global	Other (2)	Total	Percentage of Net Sales
53 Weeks Ended February 2, 2013
U.S. (1)	$3,783	$5,630	$2,386	$395	$12,194	78%
Canada	384	473	238	—	1,095	7%
Europe	787	—	83	—	870	6%
Asia	1,138	9	163	—	1,310	8%
Other regions	162	—	20	—	182	1%
Total	$6,254	$6,112	$2,890	$395	$15,651	100%

(1)	U.S. includes the United States, Puerto Rico, and Guam.

(2)	Includes Piperlime and Athleta, and fiscal 2013 net sales include Intermix.

Total online sales were $698 million for the 13 weeks ended February 1, 2014 compared with $602 million for the 14 weeks ended February 2, 2013. For the 52 weeks ended February 1, 2014, total online sales were $2.26 billion compared with $1.86 billion for the 53 weeks ended February 2, 2013.

Additional Fiscal Year 2013 Results and 2014 Outlook

Earnings per Share
The company expects earnings per share to be in the range of $2.90 to $2.95 for fiscal year 2014.

The company’s 2014 fiscal year guidance contemplates some of the expected impact from weakening foreign currencies. As a result, the company estimates its reported fiscal year 2014 earnings per share growth rate to be negatively impacted by about 5 percentage points at current exchange rates. At its midpoint, the company’s fiscal year 2014 guidance represents earnings per share growth of 7 percent on a reported basis; without this negative 5 percentage point impact, the company expects that the earnings per share growth would be in the double-digits.

Depreciation and Amortization
Fiscal year 2013 depreciation and amortization expense, net of amortization of lease incentives, was $470 million.

For fiscal year 2014, the company expects depreciation and amortization expense, net of amortization of lease incentives, to be about $520 million.

Operating Expenses
Fourth quarter operating expenses were $1.07 billion, down $103 million compared with the fourth quarter of last year. The company tightly managed operating expenses and achieved 140 basis points of leverage as a percentage of net sales.

Full year operating expenses were $4.14 billion, down $85 million from the prior year, with the majority of the benefit driven by translation of foreign currency expenses.

Marketing expenses for the full year were $637 million, down $16 million compared with last year.

Operating Margin
The company’s operating margin in fiscal year 2013 expanded 90 basis points to 13.3 percent.

Excluding the estimated impact of foreign currency, the company would expect operating margin expansion for fiscal year 2014, however, on a reported basis the company expects operating margin to be about flat for fiscal year 2014.

Effective Tax Rate
For the fourth quarter of fiscal year 2013, the effective tax rate was 39.1 percent and for fiscal year 2013 the effective tax rate was 38.8 percent.

For fiscal year 2014, the company expects the effective tax rate to be about 38.5 percent.

Inventory
On a year-over-year basis, inventory dollars per store were up 7 percent at the end of the fourth quarter of fiscal year 2013.

The company expects the increase in year-over-year inventory dollars per store at the end of the first quarter of fiscal year 2014 to be similar to the fourth quarter increase of about 7 percent.

Cash and Cash Equivalents
The company ended fiscal year 2013 with $1.51 billion in cash and cash equivalents. For fiscal year 2013, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $1.04 billion compared with an inflow of $1.28 billion in fiscal year 2012. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this press release.

Share Repurchases
Fourth quarter share repurchases were $134 million and the company ended the fourth quarter of fiscal year 2013 with 446 million shares outstanding.

As announced in November 2013, the company approved a $1 billion share repurchase authorization, of which $966 million was still available as of the end of fiscal year 2013, underscoring the company’s continued commitment to distributing excess cash to shareholders.

Dividends
The company paid a dividend of $0.20 per share during the fourth quarter of fiscal year 2013.

In a separate press release today, the company announced that its Board of Directors approved a plan to increase the company’s annual dividend per share by 10 percent to $0.88 per share for fiscal year 2014. This represents more than a 75 percent increase in the company’s annual dividend per share in the last two years.

The company also announced that its Board of Directors has authorized the first quarter fiscal year 2014 dividend of $0.22 per share, payable on or after April 30, 2014 to shareholders of record at the close of business on April 9, 2014.

Capital Expenditures
Fiscal year 2013 capital expenditures were $670 million.

For fiscal year 2014, the company expects capital spending to be approximately $750 million, reflecting the company’s continued investment in its outlined strategic goals.

Real Estate
The company ended fiscal year 2013 with 3,539 store locations, in 48 countries, 3,164 of which were company-operated. Square footage of company-operated stores was up 1 percent compared with the end of fiscal year 2012.

In fiscal year 2014, the company expects to open about 185 company-operated stores, net of repositions, focused on China, Old Navy Japan, Athleta and global outlet stores. The company expects that it will close about 70 company-operated stores, net of repositions.

Given its focus on growing through new channels and geographies, the company expects square footage to increase about 2.5 percent in fiscal year 2014, representing the largest increase since 2007.

Store count, openings, closings, and square footage for our stores are as follows:

	13 Weeks Ended February 1, 2014
	Store Locations Beginning of Q4	Store Locations Opened	Store Locations Closed	Store Locations End of Q4	Square Feet (millions)

Gap North America	978	12	22	968	10.1
Gap Europe	194	—	1	193	1.7
Gap Asia	220	9	1	228	2.3
Old Navy North America	1,007	8	11	1,004	17.2
Old Navy Asia	14	4	—	18	0.2
Banana Republic North America	596	9	9	596	5.0
Banana Republic Asia	43	—	—	43	0.2
Banana Republic Europe	11	—	—	11	0.1
Athleta North America	61	4	—	65	0.3
Piperlime North America	1	—	—	1	—
Intermix North America	35	2	—	37	0.1
Company-operated stores total	3,160	48	44	3,164	37.2
Franchise	355	26	6	375	N/A
Total	3,515	74	50	3,539	37.2

Webcast and Conference Call Information
Katrina O'Connell, vice president of Corporate Finance and Investor Relations at Gap Inc., will host a summary of the company’s fourth quarter and fiscal year 2013 results during a conference call and webcast at approximately 2:00 p.m. Pacific Time today. Ms. O’Connell will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. chief financial officer.

The conference call can be accessed by calling 1-855-5000-GPS or 1-855-500-0477 (participant passcode: 1733048). International callers may dial 913-643-0954. The webcast can be accessed at www.gapinc.com.

February Sales
The company will report February sales on March 6, 2014.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	Gap store openings in China;

•	Old Navy global expansion, including stores in China, Japan and the Philippines;

•	additional Athleta stores;

•	franchise and outlet store openings, and online expansion;

•	earnings per share for fiscal 2014;

•	impact of foreign exchange rates on sales, earnings and margins;

•	depreciation and amortization for fiscal year 2014;

•	operating margin for fiscal year 2014;

•	effective tax rate for fiscal year 2014;

•	inventory dollars per store at the end of the first quarter of fiscal year 2014;

•	commitment to distributing excess cash to shareholders;

•	annual dividend per share for fiscal year 2014;

•	capital expenditures for fiscal year 2014;

•	store openings and closings for fiscal year 2014, and weightings by channel;

•	real estate square footage for fiscal year 2014;

•	delivering performance while pursuing long-term growth strategies;

•	growing sales with healthy merchandise margins;

•	omni-channel features and expansion;

•	responsive supply chain, including fabric platforming and vendor managed inventory; and

•	seamless inventory.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•
the risk that adjustments to the company’s unaudited financial statements may be identified through the course of the company’s independent registered public accounting firm completing its integrated audit of the company’s financial statements and financial controls;

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information;

•	the risk that adoption of new accounting pronouncements will impact future results;

•	the risk that changes in general economic conditions or consumer spending patterns could adversely impact the company’s results of operations;

•	the highly competitive nature of the company’s business in the United States and internationally;

•	the risk that the company or its franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•
the risk to the company’s business associated with global sourcing and manufacturing, including sourcing costs, events causing disruptions in product shipment, or an inability to secure sufficient manufacturing capacity;

•
the risk that the company’s franchisees will be unable to successfully open, operate, and grow their franchised stores in a manner consistent with the company’s requirements regarding its brand identities and customer experience standards;

•
the risk that the company or its franchisees will be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying or terminating leases for existing store locations effectively;

•	the risk that comparable sales and margins will experience fluctuations;

•
the risk that changes in the company’s credit profile or deterioration in market conditions may limit its access to the capital markets and adversely impact its financial results or business initiatives;

•	the risk that trade matters could increase the cost or reduce the supply of apparel available to the company and adversely affect its business, financial condition, and results of operations;

•	the risk that updates or changes to the company’s information technology (“IT”) systems may disrupt its operations;

•	the risk that actual or anticipated cyber attacks, and other cybersecurity risks, may cause the company to incur increasing costs;

•	the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect the company’s operations and financial results;

•
the risk that acts or omissions by the company’s third-party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on its reputation or operations;

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program;

•	the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; and

•	the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition, strategies, and results of operations.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2013, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of February 27, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,100 company-operated stores, over 350 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	February 1, 2014	February 2, 2013
ASSETS
Current assets:
Cash, cash equivalents, and short-term investments	$1,510	$1,510
Merchandise inventory	1,928	1,758
Other current assets	992	864
Total current assets	4,430	4,132
Property and equipment, net	2,758	2,619
Other long-term assets	661	719
Total assets	$7,849	$7,470

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of debt	$25	$—
Accounts payable	1,242	1,144
Accrued expenses and other current liabilities	1,142	1,092
Income taxes payable	36	108
Total current liabilities	2,445	2,344
Long-term liabilities:
Long-term debt	1,369	1,246
Lease incentives and other long-term liabilities	973	986
Total long-term liabilities	2,342	2,232
Total stockholders' equity	3,062	2,894
Total liabilities and stockholders' equity	$7,849	$7,470

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
($ and shares in millions except per share amounts)	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013
Net sales	$4,575	$4,725	$16,148	$15,651
Cost of goods sold and occupancy expenses	2,982	2,949	9,855	9,480
Gross profit	1,593	1,776	6,293	6,171
Operating expenses	1,071	1,174	4,144	4,229
Operating income	522	602	2,149	1,942
Interest, net	18	18	56	81
Income before income taxes	504	584	2,093	1,861
Income taxes	197	233	813	726
Net income	$307	$351	$1,280	$1,135
Weighted-average number of shares - basic	448	472	461	482
Weighted-average number of shares - diluted	454	479	467	488
Earnings per share - basic	$0.69	$0.74	$2.78	$2.35
Earnings per share - diluted	$0.68	$0.73	$2.74	$2.33

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended	53 Weeks Ended
($ in millions)	February 1, 2014	February 2, 2013
Cash flows from operating activities:
Net income	$1,280	$1,135
Depreciation and amortization (a)	470	483
Change in merchandise inventory	(193)	(143)
Other, net	148	461
Net cash provided by operating activities	1,705	1,936
Cash flows from investing activities:
Purchases of property and equipment	(670)	(659)
Purchases of short-term investments	—	(200)
Maturities of short-term investments	50	150
Acquisition of business, net of cash acquired	—	(129)
Other	(4)	(6)
Net cash used for investing activities	(624)	(844)
Cash flows from financing activities:
Payments of short-term debt	—	(19)
Proceeds from issuance of long-term debt	144	—
Payments of long-term debt	—	(400)
Proceeds from issuances under share-based compensation plans, net of withholding tax payments	97	174
Repurchases of common stock	(979)	(1,030)
Excess tax benefit from exercise of stock options and vesting of stock units	56	34
Cash dividends paid	(321)	(240)
Other	(1)	—
Net cash used for financing activities	(1,004)	(1,481)
Effect of foreign exchange rate fluctuations on cash and cash equivalents	(27)	(36)
Net increase (decrease) in cash and cash equivalents	50	(425)
Cash and cash equivalents at beginning of period	1,460	1,885
Cash and cash equivalents at end of period	$1,510	$1,460
(a) Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.
SEC REGULATION G
UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Fiscal Year (number of weeks)
($ in millions)	2013 (52)	2012 (53)	2011 (52)	2010 (52)	2009 (52)	2008 (52)	2007 (52)	2006 (53)	2005 (52)	2004 (52)
Net cash provided by operating activities	$1,705	$1,936	$1,363	$1,744	$1,928	$1,412	$2,081	$1,250	$1,551	$1,597
Less: purchases of property and equipment	(670)	(659)	(548)	(557)	(334)	(431)	(682)	(572)	(600)	(419)
Free cash flow (a)	$1,035	$1,277	$815	$1,187	$1,594	$981	$1,399	$678	$951	$1,178
__________
(a) Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.